Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell London LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

May 11, 2012
InterContinental Hotels Group PLC
Broadwater Park
Denham, Buckinghamshire
UB9 5HR

Dear Sirs

InterContinental Hotels Group PLC - Registration Statement on Form S-8

We are acting as advisers as to English law to InterContinental Hotels Group PLC, a public company limited by shares incorporated under the laws of England and Wales (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed on May 11, 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), with respect to 10,000,000 ordinary shares of 13 29/47 pence each of the Company (the Ordinary Shares) which may be issued from time to time pursuant to the InterContinental Hotels Group Long Term Incentive Plan (the Plan).

Documents Reviewed

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Nature of Opinion and Observations

This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales.

By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

InterContinental Hotels Group PLC	2	May 11, 2012

We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions in Schedule 2 to this opinion, the qualifications in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.	the Company has been duly incorporated in Great Britain and registered in England and Wales as a public company limited by shares under the Companies Act 2006, as amended; and

2.
following (a) the valid exercise of options granted in accordance with the Plan; (b) compliance by the Company with its obligations under the rules of the Plan; and (c) the due issue and allotment of Ordinary Shares by the Company against payment in full of the stated option price as determined in accordance with the rules of the Plan, and subject to the Company's Articles of Association not being materially altered prior to the issue of Ordinary Shares, those Ordinary Shares subject to the options so exercised will be validly issued, fully paid and no further contribution in respect of such Ordinary Shares will be required to be made to the Company by the holders of such shares by virtue solely of them being such holders.

Governing Law

This opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law.

This opinion is addressed to you for your benefit for the purposes of the Registration Statement to be filed under the Act. It may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent. We hereby give such consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Act.

Yours faithfully

/s/Davis Polk & Wardwell London LLP

SCHEDULE 1

For the purposes of this opinion, we have examined the following documents:

1.	a copy of the Registration Statement to be filed under the Act;

2.	a copy of the rules of the Plan; and

3.	a certificate from the Secretary of the Company dated 11 May 2012 and the documents annexed thereto.

Sch 1 - 1

SCHEDULE 2

ASSUMPTIONS

In considering the documents listed in Schedule 1 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

1.	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

2.	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

3.	Drafts: that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

4.	Secretary's Certificate: that each of the statements contained in a certificate of the Secretary of the Company dated 11 May 2012 (the Certificate) is true and correct as at the date hereof;

5.	Directors' Duties:

a.
that the directors of the Company, in authorising the allotment of Ordinary Shares have exercised and will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association in force at the relevant time; and

b.
that all such further meetings of the Board or any duly authorised and constituted committee of the Board which may be required in order to validly allot (whether provisionally or otherwise) and issue the Ordinary Shares will be duly convened and held and the requisite resolutions to give effect to such allotment and issue will be duly passed;

6.
Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in Schedule 1 or which have not been disclosed to us that may affect the opinions expressed in this opinion;

7.
Company Search: that the information revealed by the search carried out by us or on our behalf on 10 May 2012 of the public documents of the Company kept at Companies House in Cardiff (the Company Search) (a) was accurate in all respects and has not since the time of such search been altered, and (b) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

Sch 2 - 1

8.
Winding-up Enquiry: that the information revealed by our oral enquiry on 10 May 2012 of the Central Registry of Winding-up Petitions (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

9.
Foreign Law: that insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

10.	Company Records: that the name of the relevant allottee and the Ordinary Shares allotted are duly entered in the register of members of the Company.

Sch 2 - 2

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

2.
Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of: (a) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (b) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (c) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(b)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

Sch 3 - 1

(c)
a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry of Winding-up Petitions, and the making of such order may not have been entered on the records immediately;

(d)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994; and

3.
Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies from time to time.

 Sch 3 - 2